SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                        DATE OF REPORT (DATE OF EARLIEST
                          EVENT REPORTED): JUNE 3, 2002

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                          THE ST. PAUL COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



        MINNESOTA                    001-10898                  41-0518860
(State of Incorporation)      (Commission File Number)        (IRS Employer
                                                          Identification Number)



   385 WASHINGTON STREET, ST. PAUL, MN                55102
     (Address of Principal Executive                (Zip Code)
               Offices)



                                 (651) 310-7911
              (Registrant's Telephone Number, Including Area Code)



                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)




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ITEM 5. OTHER EVENTS.

         The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), announced today that St. Paul and certain of its subsidiaries have entered into an agreement for the settlement of all existing and future claims arising out of any insuring relationship of United States Fidelity and Guaranty Company ("USF&G"), St. Paul Fire and Marine Insurance Company and their affiliates and subsidiaries, including St. Paul (collectively, the "USF&G Parties") with any of MacArthur Company, Western MacArthur Company and Western Asbestos Company (the "MacArthur Companies").

         The settlement agreement provides that the MacArthur Companies will file voluntary petitions under Chapter 11 of the Bankruptcy Code to permit the channeling of all current and future asbestos-related claims solely to a trust to be established pursuant to Section 524(g) of the Bankruptcy Code. Consummation of most elements of the settlement agreement is contingent upon bankruptcy court approval of the settlement agreement as a part of a broader plan for the reorganization of the MacArthur Companies (the "Plan"). Approval of a plan involves substantial uncertainties that include the need to obtain agreement among existing asbestos plaintiffs, a person to be appointed to represent the interests of unknown, future asbestos plaintiffs, the MacArthur Companies and the USF&G Parties as to the terms of such Plan and accordingly, there can be no assurance that an acceptable Plan will be developed or that bankruptcy court approval of a Plan will be obtained.

         Upon final approval of the Plan, and upon payment by the USF&G Parties of the amounts described below, the MacArthur Companies will release the USF&G Parties from any and all asbestos-related claims for personal injury, and all other claims in excess of $1 million in the aggregate, that may be asserted relating to or arising from, directly or indirectly, any alleged coverage provided by any of the USF&G Parties to any of the MacArthur Companies, including any claim for extra contractual relief.

         We believe the after-tax impact on earnings, net of expected reinsurance recoveries and the revaluation and application of asbestos and environmental reserves, will be approximately $380 million, based upon payments of $235 million during the second quarter of 2002, and $740 million on the earlier of the final, non-appealable approval of the Plan or January 15, 2003, plus interest on the $740 million from the settlement date to the date of such payment. The $740 million (plus interest) payment, together with $60 million of the original $235 million, shall be returned to the USF&G Parties if the Plan is not finally approved. The settlement agreement also provides for the USF&G Parties to pay $12.45 million and to advance certain fees and expenses incurred in connection with the settlement, bankruptcy proceedings, finalization of the Plan, and efforts to achieve approval of the Plan, subject to a right of reimbursement in certain circumstances of amounts advanced.

         As a result of the settlement, pending litigation with the MacArthur Companies has been stayed pending final approval of the Plan. Whether or not the Plan is approved, $175 million of the $235 million will be paid to the bankruptcy trustee, counsel for the MacArthur Companies, and persons holding judgments against the MacArthur Companies as of June 3, 2002 and their

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counsel, and the USF&G Parties will be released from claims by such holders to the extent of $110 million paid to such holders.


ITEM 9. REGULATION FD DISCLOSURE.

         On June 3, 2002, St. Paul issued the following press release:

MEDIA CONTACT:  David Monfried
U.S. Telephone:  651.310.6250
E-mail: david.monfried@stpaul.com
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INVESTOR CONTACT:  Laura Gagnon
U.S. Telephone:  651.310.7696
E-mail: laura.gagnon@stpaul.com
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June 03, 2002
For Immediate Release


       THE ST. PAUL COMPANIES ENTERS AGREEMENT TO SETTLE WESTERN MACARTHUR CASE; LITIGATION STAYED

ST. PAUL, Minn. -- The St. Paul Companies (NYSE: SPC) today announced that it has entered into a definitive agreement to settle all asbestos and all other claims arising from an insuring relationship that existed prior to 1961 between Western Asbestos Company, certain assets of which were acquired by Western MacArthur in 1967, and USF&G Company, which became a St. Paul subsidiary in 1998. As a result of the settlement, the pending litigation has been stayed. Parties to the settlement include the Western MacArthur entities, Western Asbestos, as well as representatives of most of the current asbestos claimants and holders of default judgments against Western MacArthur.

Following a comprehensive review of its known environmental and asbestos exposures, The St. Paul continues to believe that the Western MacArthur matter is its only material exposure. The after-tax impact on earnings, net of expected reinsurance recoveries and the revaluation and application of asbestos and environmental reserves, will be approximately $380 million.

"This settlement is an important and prudent step toward putting our only known material asbestos exposure behind us," said Jay Fishman, Chairman and Chief Executive of The St. Paul. "While it

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will have a short-term impact on our earnings, it in no way affects our fundamental long-term positioning, which continues to be very solid given the momentum in our businesses."

"The St. Paul's capital position remains strong following this settlement," continued Fishman, "and we remain on plan for our capital ratios this year to strengthen over the year-end 2001 levels. We look forward to concluding our discussions with the various rating agencies now that the details of this settlement have been finalized. We will address appropriate capital measures in the context of both those discussions and our objective of maintaining our current strong operating outlook."

The settlement agreement provides that the MacArthur entities and Western Asbestos will file voluntary petitions under Chapter 11 of the Bankruptcy Code, in order to permit the channeling of asbestos-related claims to a trust providing both a pool of funds and a mechanism for the definitive and final resolution of all existing and future claims. The litigation will be dismissed upon final approval of the Bankruptcy Plan. The St. Paul will make payments of $235 million into escrow preceding the creation of the trust during the second quarter of 2002, and $740 million, on the earlier of the final, non-appealable approval of a plan of reorganization of Western MacArthur and January 15, 2003, plus interest from the settlement date to the date of the payment. The St. Paul also will pay an additional $12.5 million in fees and costs, and will advance certain fees in the bankruptcy proceeding that The St. Paul expects to be refunded. Whether or not the Plan is approved, $175 million of the $235 million will be paid to compensate persons holding judgments against Western MacArthur and to cover administrative costs relating to the bankruptcy. All payments related to the settlement will be funded from current liquid assets.

"The settlement underscores changes that have taken place in the Western MacArthur litigation over a very short period of time. Our claim team has worked very hard to assess this matter and bring it to a resolution, which, when completed, will protect our shareholders from future liability. A case-by-case, detailed review of our asbestos and environmental claims indicates that this is the only material case we face, placing us in a good position with respect to these issues moving forward," continued Fishman. "Although asbestos and environmental losses are inherently difficult to predict, based on our case-by-case review and all other information currently available, our aggregate

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asbestos and environmental reserves represent our best estimate of our ultimate liability for these losses."

The company said its aggregate net reserves for asbestos and environmental were $852 million as of March 31, 2002, a subset of its total net reserves of $15 billion.

The company will hold a conference call at 5:30 p.m. EDT today, Monday, June 3. The call will be web-cast via The St. Paul's website (www.stpaul.com) or available by dialing 913.981.5549. Participants should dial into the conference call 10-15 minutes prior to the scheduled start. A replay will be available on the company's website through June 10 or by dialing 719.457.0820, replay access code 665861, from 9:30 p.m. this evening through June 10.

The St. Paul Companies, headquartered in Saint Paul, Minn., USA, provides commercial property-liability insurance and asset management services. The St. Paul reported 2001 revenues from continuing operations of $8.9 billion and total assets of $38.3 billion. For more information about The St. Paul and its products and services, visit the company's web site, www.stpaul.com.

Certain statements made by the company in this release may constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: competitive considerations, including the ability to implement price increases; the frequency and severity of catastrophic events; our achievement of planned expense savings; the timing and impact of our exiting of certain types of business; changes in the demand for, pricing of, or supply of reinsurance or insurance; increased competitive pressure; the loss of significant customers; worse than anticipated loss developments from business written in prior years; losses due to foreign currency exchange rate fluctuations; changes in our estimate of insurance industry losses resulting from the September 11, 2001 terrorist attack; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; regulatory developments; general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets; judicial decisions and rulings; changes in domestic and foreign laws, regulations and taxes; effects of acquisitions and divestitures; and various other factors. We undertake no obligation to release publicly the results of

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any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


         PURSUANT TO GENERAL INSTRUCTION B(2) TO FORM 8-K, THE INFORMATION FURNISHED IN THIS ITEM 9 SHALL NOT BE DEEMED TO "FILED" FOR THE PURPOSES OF
SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION AND SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE IN ANY OTHER FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT UNLESS THE REGISTRANT SPECIFICALLY INCORPORATES THIS ITEM IN A FILING UNDER EITHER OF SUCH ACTS.







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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           THE ST. PAUL COMPANIES, INC.









                                           By: /s/ Bruce A. Backberg
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                                               Name: Bruce A. Backberg
                                               Title: Senior Vice President

Date: June 3, 2002